EXHIBIT 10.28

BINDING LETTER OF INTENT – TECHNOLOGY LICENSING AGREEMENT

DATE	November 7, 2017

PARTIES	Pivot Pharmaceuticals Inc. (“Pivot”) and Thrudermic LLC (“TDL”)

TECHNOLOGY	Thrudermic Nanotechnology Platform (“TNP”)

TERRITORY	Worldwide

FIELD	Pivot wishes to acquire worldwide rights for the development and commercialization of Thrudermic Nano Technology for all cannabinoids.

SCOPE	Exclusive license for research, development and commercialization of all cannabinoids or cannabinoid containing extracts.

TERM	Perpetual

ROYALTIES ON NET SALES

Five percent (5%) Royalties on Annual Net Sales. Net Sales will be the gross invoiced amounts received by Pivot (including its affiliates) and its licensees or distributors from the sales of the Products to third parties in any given period. Definition of “Net Sales” to be discussed in Definitive Agreement but will be be to GAAP standards.

FEES FOR R&D	Pivot will pay all costs of the R&D efforts performed for new product development as defined in the Licence Agreement and individual work orders.

MILESTONE PAYMENTS	NHP Products:

•	US $250,000 upon approval of a Natural Health Product (NHP)

•	US $500,000 payable after Pivot achieves USD $5M in Net Sales.

Pharmaceutical Products:

•	US $500,000 payable upon first IND approval

•	US $1,000,000 payable upon positive outcome of Phase II trial in first indication

•	US $2,000,000 payable upon NDA approval

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RIGHT OF FIRST REFUSAL

Pivot will have Right of First Refusal to purchase a 100% interest in this technology from Thrudermic for $1M USD within the first 12 months of this agreement being executed, payable in cash and/or in shares of Pivot Pharmaceuticals. Pivot will appoint either one of Joseph Borovsky or Leonid Lurya to the Company’s Scientific Advisory Board. Pivot and Thrudermic will jointly file a patent application for the use of Thrudermic dermal nanotechnology for the delivery of cannabinoids.

GOVERNING LAW

This letter of intent shall be governed by and construed in accordance with the laws of the Province of British Columbia, without regard to the conflict of law principles thereof. The Parties agree that any action arising out of this term sheet shall be settled by arbitration pursuant to the rules of the American Arbitration Association.

CONFIDENTIALITY

This letter of intent and the due diligence information exchanged hereunder shall be subject to the existing confidentiality agreement dated September 27, 2017 between the Parties hereof, and neither this letter of intent, nor the fact that either Party is the counterparty to this letter of intent, or the name of either Party or any of its Affiliates, may be disclosed to potential investors, the public or regulatory authorities, by either Party without the other Party’s prior written consent.

ANNOUNCEMENT

Except to the extent required by law and following reasonable notice to the other party, neither party shall make any press release or any other public announcement in respect of the subject matter of this letter of intent without the prior written approval from the other.

BINDING EFFECT	This letter of intent shall be binding upon the execution of this agreement.

CLOSING DATE:	January 18, 2018

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PIVOT PHARMACEUTICALS INC.	Thrudermic, LLC

/s/ Patrick Frankham	/s/ Joseph Borovsky
Patrick Frankham, PhD, MBA	Dr. Joseph Borovsky
CEO	CEO

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